Exhibit 99.01
NuStar Energy L.P. Reports Fourth Quarter and Full-Year 2020 Earnings Results

Solid Results Reported Despite Continued Challenges of Global Pandemic, Including Some Improvements Over Full-Year 2019 Results

Refined Product Systems Return to Near Pre-Pandemic Volume Levels

Permian Crude System Volumes Continue to Improve and Exit January 2021 at Approximately 439,000 Barrels Per Day

West Coast Renewable Fuels Distribution System Continues to Grow, Newly Completed Projects Increase Market Share to 30% of California Renewable Diesel Volumes

Encouraging 2021 Outlook

SAN ANTONIO--(BUSINESS WIRE)—Feb. 4, 2021-- NuStar Energy L.P. (NYSE: NS) today announced its fourth quarter and full-year 2020 earnings results.

“As we came into 2020, we had just booked the best fourth quarter in company history and we were expecting a record year. However, by March 2020, the COVID-19 pandemic had devastated much of the global economy,” said NuStar President and CEO Brad Barron. "Faced with historically difficult conditions, our employees stepped up and through hard work and prudent planning, including right-sizing our capital program and significantly reducing our costs, we generated solid results."

Barron noted that 2020 was an unprecedented year filled with many unique pandemic-related obstacles to overcome, including a $225 million non-cash goodwill impairment charge in the first quarter of the year, which resulted from the steep drop in global crude and refined products demand; a $138 million non-operational charge related to NuStar’s repayment of a $500 million term loan in the third quarter, which was necessitated by the evaporation of the high-yield bond market in the early days of the pandemic; and a $35 million non-cash charge related to the sale of its Texas City terminals in the fourth quarter.

“Largely as a result of these items, NuStar reported net income of $16 million for the fourth quarter of 2020 and a net loss of $199 million for the year ended December 31, 2020. Despite these items we generated more than enough distributable cash flow to cover all our expenses for the year, including the $0.40 per unit quarterly distribution on our 109 million units outstanding, and still generate $19 million in excess distributable cash flow to help cover our capital investment program.

“I am also happy to say that despite a very difficult year for our economy, our industry and our company, our operations did not skip a beat in 2020 thanks to the dedication of our employees. We had no work-related COVID-19 transmissions and our safety and environmental record continued to be significantly better than our industry averages. And even though the pandemic depressed activity for much of the globe, we actually increased the number of barrels per day we handled, in both our pipeline and our storage segments, over 2019. In fact, in 2020 NuStar moved more than 817 million barrels of crude oil and refined products through our pipelines and terminals, 6 million more than in 2019.

"NuStar also reported full-year 2020 earnings before interest, taxes, depreciation and amortization (EBITDA) of $318 million. However, to provide an 'apples-to-apples' comparison with fourth quarter 2019 and full-year 2019 results, without the above-mentioned non-cash and non-operating charges, NuStar generated adjusted EBITDA of $723 million, which is more than 8 percent above our 2019 EBITDA from continuing operations of $668 million and at the high side of NuStar's previous guidance for the year," Barron noted.

“Our performance is a testament to our employees' perseverance, as well as to the remarkable resilience and quality of our assets and the markets we serve," Barron said.

Below is a year-over-year and quarter-over-quarter comparison of NuStar's unadjusted results and adjusted results that exclude the previously mentioned non-cash and non-operational charges:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020 - Unadjusted	2020 - Adjusted	2019	2020 - Unadjusted	2020 - Adjusted	2019

	(Thousands of Dollars, Except Per Unit and Ratio Data)
From continuing operations:
Income (loss)	$15,532	$50,229	$78,408	$(198,983)	$206,423	$206,834
EPU	$(0.19)	$0.13	$0.40	$(3.15)	$0.57	$0.60
EBITDA	$146,349	$181,046	$196,407	$317,835	$723,241	$667,582
DCF	$63,066	$63,066	$107,119	$193,926	$335,672	$345,278
Distribution coverage ratio	1.44x	1.44x	1.64x	1.11x	1.92x	1.33x

NuStar reported full-year 2020 adjusted net income of $206.4 million, which was in line with income from continuing operations of $206.8 million reported in 2019, and adjusted earnings per unit (EPU) of $0.57 per unit compared to EPU from continuing operations of $0.60 per unit in 2019. Adjusted distributable cash flow (DCF) for full-year 2020 was $336 million compared to DCF from continuing operations of $345 million in 2019, and the adjusted distribution coverage ratio to common limited partners from continuing operations was 1.92 times.

Turning to the quarterly results, Barron commented, “To put NuStar’s quarter-over-quarter results into perspective, you need to bear in mind that you are comparing a pandemic-strapped fourth quarter in 2020 with the highest fourth quarter in the company's history.”

NuStar's fourth quarter 2020 adjusted net income was $50 million compared to net income of $78 million in 2019 and adjusted EPU were $0.13 per unit compared to EPU of $0.40 per unit in 2019. Adjusted

EBITDA for the quarter was $181 million, compared to EBITDA of $196 million in the fourth quarter of 2019, and adjusted DCF was $63 million, compared to DCF of $107 million in the fourth quarter of 2019. The distribution coverage ratio to common limited partners from continuing operations for the fourth quarter was 1.44 times.

Pipeline Demand Returns to Near Pre-Pandemic Levels

Barron discussed strengthening demand on both NuStar’s refined products and crude oil pipeline systems.

"In our pipeline segment, after seeing refined product demand improve steadily through the summer, we continued to see stable, positive results all the way through December," he said. “On average, across our refined product systems, for the month of December, we were at about 90 percent of typical demand. This was largely due to unplanned downtime at one of our customer’s refineries, but we were back up to almost 100 percent in January, in line with pre-pandemic volumes, which is quite remarkable compared to other systems in different markets.”

He also noted that NuStar’s Permian crude volumes have continued to improve. The system’s volumes averaged approximately 418,000 barrels per day (BPD) for the fourth quarter, and rose to an average 427,000 BPD during January. That steady upward trend continued as the system exited January at approximately 439,000 BPD.

“We believe that the volume we moved on our Permian System in January can be maintained in 2021 with about 16 active rigs without any drilled but uncompleted wells (DUCs). And we have been encouraged that our rig count had risen above that number to approximately 20 rigs," Barron said. "This brings our system’s count to a little more than 10 percent of the total number of rigs running across the entire Permian Basin as of the end of January.

“We believe our system’s strong performance, even through 2020’s unprecedented challenges, is a continued reflection of its clear advantages: premier location, lowest producer costs and highest product quality.

Barron commented that the Permian System’s average barrels per day in 2020 was more than 9 percent over 2019, which is more than twice the 4 percent growth average for the Permian Basin as a whole over the same period.

“Looking out to 2021, we are encouraged by the outsized share of the Permian’s DUCs that reside on our Permian Crude System acreage. Our system typically transports about 10 percent of basin production, which is impressive, but we have about two times that, or about 20 percent, of the Permian Basin’s DUC inventory on our footprint.

“We believe that the volume from completions of a little over half of those DUCs, along with volume from the rigs running on our system today, should support modest growth in our volumes in 2021, and we expect to exit 2021 between 470,000 and 480,000 BPD,” Barron said.

Barron also stated that NuStar’s Corpus Christi Crude System is seeing some indications of recovery in exports.

“After seeing our Corpus Christi exports dip below minimum volume commitments (MVCs) last May, we have been pleased with the ramp-up we saw in the second half of 2020, with throughputs increasing from an average of 306,000 BPD in the second quarter and averaging 369,000 BPD in January,” he said. “For 2021, we continue to forecast revenues for our Eagle Ford and WTI commitments to be slightly above the MVC levels, but I am cautiously optimistic about some initial indications of recovery during January.”

Storage Segment Continues to Benefit From Contango Market

Discussing NuStar’s storage segment, Barron noted that the partnership benefited last year from contango conditions (where the futures price is higher than the spot price) in the Spring, and many of these storage contracts continue into or through much of 2021.

He also noted that since November, NuStar’s St. James, LA terminal has benefited from the resumption of unit train activity unloading Canadian heavy crude there.

West Coast Renewable Fuels Distribution System Continues to Grow Market Share

NuStar’s West Coast renewable fuels distribution system continued to grow as NuStar executed on projects there and further increased its market share.

“In the first half of 2020, NuStar handled about 5 percent of California’s total biodiesel volumes, over 15 percent of California’s ethanol, and close to 30 percent of the state’s renewable diesel volumes,” said Barron. “That’s an impressive share of a key market that we have achieved with a relatively modest spend. And our market share, along with our revenue, is expected to keep ramping up through 2023 as we continue to execute on our planned projects there.

Barron noted that in 2020, NuStar’s West Coast storage assets generated about 20 percent of its total storage segment revenue, one-third of which was derived exclusively from renewable fuels-related services.

“As we continue to complete our 2021 West Coast projects, we expect renewable fuels-related services to grow to contribute about 35 percent of total West Coast revenue by year-end 2021 and approach 40 percent by year-end 2022.

“Our West Coast renewables network is growing and will continue to be the key to NuStar’s ability to thrive as we all navigate through the nation’s evolving energy priorities,” Barron said.

2021 Outlook and Capital Spending

“Turning to our full-year 2021 projections, we expect NuStar’s 2021 EBITDA to be comparable to our 2020 results, less the EBITDA associated with the Texas City terminals, which we sold in December,” Barron said.

“With regard to 2021 capital spending estimates, we expect to spend $140 to $170 million on strategic capital, all of which will be funded by internally generated cash flows. Of that total for the year, about $50 million is for our Permian system, which is scalable with throughput volume performance, and around $50 million will be invested in renewable fuels and related improvements for our West Coast storage assets. In addition, we expect to spend $40 to $50 million on reliability capital spending in 2021.

“We are starting this year encouraged by the rebound we have seen, and continue to see, across our footprint,” Barron said. "January was promising, and we hope to see that improvement continue. Given all we accomplished in 2020, I am confident that NuStar is positioned to build steady, stable value in 2021 and beyond. To do that, we will continue to focus on our strategic priorities: operating safely, reliably and efficiently; lowering our leverage to further strengthen our balance sheet; and funding all of our 2021 spending from our internally generated cash flows,” Barron concluded.

Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT today, February 4, 2021. The partnership plans to discuss the fourth quarter 2020 earnings results, which will be released earlier that day. Investors interested in listening to the discussion may dial toll-free 844/889-7787, passcode 5472607. International callers may access the discussion by dialing 661/378-9931, passcode 5472607. The partnership intends to have a playback available following the discussion, which may be accessed by dialing toll-free 855/859-2056, passcode 5472607. International callers may access the playback by dialing 404/537-3406, passcode 5472607. The playback will be available until 12:00 p.m. CT on March 6, 2021.

Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at https://edge.media-server.com/mmc/p/ojo329tj or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 73 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has approximately 72 million barrels of storage capacity, and NuStar has operations in the United States, Canada and Mexico. For more information, visit NuStar Energy L.P.'s website at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2019 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Statement of Income Data:
Revenues:
Service revenues	$308,976	$317,410	$1,205,494	$1,148,167
Product sales	77,666	82,284	276,070	349,854
Total revenues	386,642	399,694	1,481,564	1,498,021
Costs and expenses:
Costs associated with service revenues:
Operating expenses	106,791	107,324	403,579	404,682
Depreciation and amortization expense	68,721	68,423	276,476	264,564
Total costs associated with service revenues	175,512	175,747	680,055	669,246
Costs associated with product sales	73,963	68,193	256,066	321,644
Goodwill impairment loss	—	—	225,000	—
General and administrative expenses	30,588	29,492	102,716	107,855
Other depreciation and amortization expense	2,163	2,206	8,625	8,360
Total costs and expenses	282,226	275,638	1,272,462	1,107,105
Operating income	104,416	124,056	209,102	390,916
Interest expense, net	(57,896)	(46,184)	(229,054)	(183,070)
Loss on extinguishment of debt	—	—	(141,746)	—
Other (expense) income, net	(28,951)	1,722	(34,622)	3,742
Income (loss) from continuing operations before income tax expense	17,569	79,594	(196,320)	211,588
Income tax expense	2,037	1,186	2,663	4,754
Income (loss) from continuing operations	15,532	78,408	(198,983)	206,834
Loss from discontinued operations, net of tax	—	—	—	(312,527)
Net income (loss)	$15,532	$78,408	$(198,983)	$(105,693)

Basic net (loss) income per common unit:
Continuing operations	$(0.19)	$0.40	$(3.15)	$0.60
Discontinued operations	—	—	—	(2.90)
Total net (loss) income per common unit	$(0.19)	$0.40	$(3.15)	$(2.30)

Basic weighted-average common units outstanding	109,330,616	108,091,736	109,155,117	107,789,030

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit and Ratio Data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Other Data, from continuing operations (Note 1):
Adjusted net income	$50,229	$78,408	$206,423	$206,834
Adjusted net income per common unit	$0.13	$0.40	$0.57	$0.60
EBITDA	$146,349	$196,407	$317,835	$667,582
Adjusted EBITDA	$181,046	$196,407	$723,241	$667,582
DCF	$63,066	$107,119	$193,926	$345,278
Adjusted DCF	$63,066	$107,119	$335,672	$345,278
Distribution coverage ratio	1.44x	1.64x	1.11x	1.33x
Adjusted distribution coverage ratio	1.44x	1.64x	1.92x	1.33x
Consolidated Debt Coverage Ratio	n/a	n/a	4.24x	3.88x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,121,378	1,462,784	1,237,757	1,198,813
Refined products and ammonia pipelines throughput (barrels/day)	535,932	601,505	524,842	557,532
Total throughput (barrels/day)	1,657,310	2,064,289	1,762,599	1,756,345
Throughput and other revenues	$180,824	$193,913	$718,823	$701,830
Operating expenses	50,544	51,922	198,010	202,359
Depreciation and amortization expense	44,729	43,345	177,384	166,991
Goodwill impairment loss	—	—	225,000	—
Segment operating income	$85,551	$98,646	$118,429	$332,480
Storage:
Throughput (barrels/day)	387,149	656,000	469,862	464,571
Throughput terminal revenues	$36,450	$43,054	$136,632	$114,243
Storage terminal revenues	92,933	83,309	357,810	339,758
Total revenues	129,383	126,363	494,442	454,001
Operating expenses	56,247	55,402	205,569	202,323
Depreciation and amortization expense	23,992	25,078	99,092	97,573
Segment operating income	$49,144	$45,883	$189,781	$154,105
Fuels Marketing:
Product sales	$76,472	$79,439	$268,345	$342,215
Cost of goods	73,474	67,520	253,704	318,869
Gross margin	2,998	11,919	14,641	23,346
Operating expenses	526	694	2,408	2,768
Segment operating income	$2,472	$11,225	$12,233	$20,578
Consolidation and Intersegment Eliminations:
Revenues	$(37)	$(21)	$(46)	$(25)
Cost of goods	(37)	(21)	(46)	7
Total	$—	$—	$—	$(32)
Consolidated Information:
Revenues	$386,642	$399,694	$1,481,564	$1,498,021
Costs associated with service revenues:
Operating expenses	106,791	107,324	403,579	404,682
Depreciation and amortization expense	68,721	68,423	276,476	264,564
Total costs associated with service revenues	175,512	175,747	680,055	669,246
Cost of product sales	73,963	68,193	256,066	321,644
Goodwill impairment loss	—	—	225,000	—
Segment operating income	137,167	155,754	320,443	507,131
General and administrative expenses	30,588	29,492	102,716	107,855
Other depreciation and amortization expense	2,163	2,206	8,625	8,360
Consolidated operating income	$104,416	$124,056	$209,102	$390,916

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures and/or calculate them based on continuing operations, to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income, or for any periods presented reflecting discontinued operations, income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of income (loss) from continuing operations to EBITDA from continuing operations, DCF from continuing operations and distribution coverage ratio from continuing operations.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Income (loss) from continuing operations	$15,532	$78,408	$(198,983)	$206,834
Interest expense, net	57,896	46,184	229,054	183,070
Income tax expense	2,037	1,186	2,663	4,754
Depreciation and amortization expense	70,884	70,629	285,101	272,924
EBITDA from continuing operations	146,349	196,407	317,835	667,582
Interest expense, net	(57,896)	(46,184)	(229,054)	(183,070)
Reliability capital expenditures	(20,242)	(23,213)	(38,572)	(43,598)
Income tax expense	(2,037)	(1,186)	(2,663)	(4,754)
Long-term incentive equity awards (a)	2,893	3,743	9,295	11,389
Preferred unit distributions	(31,887)	(30,424)	(124,882)	(121,693)
Goodwill impairment loss (b)	—	—	225,000	—
Other items (c)	25,886	7,976	36,967	19,422
DCF from continuing operations	$63,066	$107,119	$193,926	$345,278

Distributions applicable to common limited partners	$43,787	$65,128	$174,873	$259,136
Distribution coverage ratio from continuing operations (d)	1.44x	1.64x	1.11x	1.33x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(c)For the three months and year ended December 31, 2020, other items include a $34.7 million non-cash loss from the sale of our Texas City terminals in December 2020.
(d)Distribution coverage ratio is calculated by dividing DCF available to common limited partners by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	Year Ended December 31,
	2020	2019
Operating income	$209,102	$390,916
Depreciation and amortization expense	285,101	272,924
Goodwill impairment loss (a)	225,000	—
Equity awards (b)	11,477	13,753
Pro forma effect of disposition (c)	(9,102)	—
Material project adjustments and other items (d)	(2,496)	74,681
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$719,082	$752,274

Total consolidated debt	$3,581,640	$3,360,640
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)
Proceeds held in escrow associated with the Gulf Opportunity Zone Revenue Bonds	—	(41,476)
Available Cash Netting Amount, as defined in the Revolving Credit Agreement	(128,625)	—
Consolidated Debt, as defined in the Revolving Credit Agreement	$3,050,515	$2,916,664

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	4.24x	3.88x
(a)For the year ended December 31, 2020, this adjustment represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(b)This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.
(c)For the year ended December 31, 2020, this adjustment represents the pro forma effect of the disposition of the Texas City terminals, as if we had completed the sale on January 1, 2020.
(d)This adjustment represents a percentage of the projected Consolidated EBITDA attributable to any Material Project and other noncash items, as defined in the Revolving Credit Agreement.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit and Ratio Data)

The following is a reconciliation of net income (loss) / net loss per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended		Year Ended
	December 31, 2020
Net income (loss) / net loss per common unit	$15,532	$(0.19)	$(198,983)	$(3.15)
Goodwill impairment loss (a)	—	—	225,000	2.06
Loss on sale (b)	34,697	0.32	34,697	0.32
Loss on extinguishment of debt (c)	—	—	141,746	1.30
Other	—	—	3,963	0.04
Adjusted net income / adjusted net income per common unit	$50,229	$0.13	$206,423	$0.57

The following is a reconciliation of EBITDA to adjusted EBITDA.

	Three Months Ended	Year Ended
	December 31, 2020
EBITDA	$146,349	$317,835
Goodwill impairment loss (a)	—	225,000
Loss on sale (b)	34,697	34,697
Loss on extinguishment of debt (c)	—	141,746
Other	—	3,963
Adjusted EBITDA	$181,046	$723,241

The following is a reconciliation of DCF to adjusted DCF and adjusted distribution coverage ratio.

Year Ended December 31, 2020
DCF	$193,926
Loss on extinguishment of debt (c)	141,746
Adjusted DCF	$335,672

Distributions applicable to common limited partners	$174,873
Adjusted distribution coverage ratio (d)	1.92x

(a)This adjustment represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(b)This adjustment represents the loss on the sale of the Texas City terminals in December 2020.
(c)This adjustment mainly represents a loss associated with the repayment of $500.0 million outstanding on our unsecured term loan credit agreement in the third quarter of 2020.
(d)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.